Exhibit 99.1

News Release

For More Information Contact

FOR IMMEDIATE RELEASE

Darrell Lee, CFO/VP

March 5, 2008	763-493-6370 / www.mocon.com

MOCON Announces Record Fourth Quarter and Annual Sales

MINNEAPOLIS, MN, March 5, 2008 – MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the fourth quarter and year ended December 31, 2007.

Net sales for the fourth quarter 2007 were $7,042,000, a new quarterly record for the company, and an increase of 4 percent compared to $6,784,000 for the fourth quarter 2006.  Net income was $1,084,000 for the fourth quarter 2007, a 15 percent increase compared to $944,000 for the fourth quarter 2006.  Diluted net income per share was $0.19 and $0.17 in the fourth quarters of 2007 and 2006, respectively.  Net sales for the year 2007 were $27,396,000, also a new record, and an increase of 4 percent compared to $26,290,000 for the year 2006.  Net income was $3,805,000 and $3,911,000 for the years ended December 31, 2007 and 2006, respectively, and diluted net income per share was $0.67 and $0.71 for the same periods.

The increase in revenues for the fourth quarter 2007 compared to the fourth quarter 2006 was primarily the result of increased sales of our packaging and weighing and pharmaceutical products, partially offset by a decrease in sales of our gas analyzer products.  The increase in sales of packaging products was due to growing customer acceptance of new products as well as increased marketing emphasis and product development in this area.  The increase in sales of weighing and pharmaceutical products was a result of cyclical buying trends.  Total international sales for the fourth quarter 2007 increased 13% over the fourth quarter 2006 and accounted for 54% of total consolidated sales.

The increase in net income for the fourth quarter 2007 compared to the fourth quarter 2006 was primarily the result of improved gross profit margins and increased sales.  The improvement in gross profit margins was due to increased sales of new products which generally carry higher margins as well as a favorable sales mix.  Selling, general and administrative expenses increased in the current quarter, as compared to the prior year, due to higher headcount and related hiring expenses, increased stock option expense, increased SOX 404 compliance costs and ongoing expenses related to the new China sales and technical support office which opened in the first quarter 2007.  The year over year increase in selling, general and administrative expenses also contributed significantly to the decrease in net income for the year 2007 as compared to 2006.

“We are pleased to report record sales for the fourth quarter 2007 as well as for the year 2007. We are realizing the benefits of our commitment to new product development and will continue to strive to develop products to meet our customers’ needs as well as grow the Company’s revenues.  We are very encouraged by the 20 percent increase in sales of our gas analyzer products for the year which are used in oil and gas exploration and toxic gas monitoring applications.  We are also excited by the 21 percent increase in sales of our packaging products for the year, which was evident in both our domestic and foreign markets.  Our permeation business still remains a stable contributor to sales and accounted for 53 percent of total sales for 2007,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the stock ticker symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)
	Quarters Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Sales
Products	$6,649	$6,283	$25,659	$24,464
Consulting services	393	501	1,737	1,826
Total sales	7,042	6,784	27,396	26,290

Cost of sales
Products	2,476	2,681	10,399	10,182
Consulting services	244	264	985	970
Total cost of sales	2,720	2,945	11,384	11,152

Gross profit	4,322	3,839	16,012	15,138

Selling, general and administrative expenses	2,199	2,011	8,644	7,736
Research and development expenses	591	525	2,030	1,943
Operating income	1,532	1,303	5,338	5,459

Other income	165	123	580	398
Income from continuing operations before income taxes	1,697	1,426	5,918	5,857

Income taxes	613	482	2,113	1,968
Income from continuing operations	1,084	944	3,805	3,889

Gain from discontinued operations, net of tax	—	—	—	22

Net income	$1,084	$944	$3,805	$3,911

Basic net income per share:
Income from continuing operations	$0.20	$0.17	$0.69	$0.72
Gain from discontinued operations	—	—	—	—
Basic net income per share	$0.20	$0.17	$0.69	$0.72

Basic weighted average shares outstanding	5,526	5,457	5,501	5,430

Diluted net income per share:
Income from continuing operations	$0.19	$0.17	$0.67	$0.71
Gain from discontinued operations	—	—	—	—
Diluted net income per share	$0.19	$0.17	$0.67	$0.71

Diluted weighted average shares outstanding	5,680	5,629	5,683	5,525

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands)

BALANCE SHEET DATA: (unaudited)
	December 31,	December 31,
	2007	2006
Assets:
Cash and marketable securities	$12,236	$12,259
Accounts receivable, net	4,478	4,552
Inventories	3,965	3,620
Other current assets	627	592
Total current assets	21,306	21,023
Marketable securities, noncurrent	2,789	377
Property, plant and equipment, net	1,583	1,557
Other assets, net	3,995	3,920

Total assets	$29,673	$26,877

Liabilities and Stockholders’ Equity:
Total current liabilities	$3,949	$4,817
Total noncurrent liabilities	339	100
Stockholders’ equity	25,385	21,960

Total liabilities and stockholders’ equity	$29,673	$26,877